EXHIBIT 99.1

DAVIDsTEA Provides Business and Financial Performance Update

MONTREAL, April 27, 2020 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, provided an update today on how it is navigating through the ongoing coronavirus (COVID-19) pandemic. The Company continues to work to ensure the safety and support of its employees, customers and communities during this challenging time.

“DAVIDsTEA was born out of a true passion for connecting consumers to the tea they love, and we are grateful that tea lovers can take comfort in our tea products and the health and wellness benefits they offer during these uncertain times. We continue to monitor the evolving situation in order to make the right decisions to align our business and operations to a new reality,” stated Herschel Segal, Founder, Chairman and Interim CEO of DAVIDsTEA.

The Company started the First Quarter of Fiscal 2020 with $46.1 million of cash and, as previously announced, temporarily closed all of its 231 stores in Canada and the United States effective March 17, 2020. As of this date, all stores remain closed, and management is monitoring the situation closely. The Company continues to offer its products directly to consumers through its online platform and in over 2,500 supermarkets and drugstores across Canada.

As the Company adapts its business strategy to the current environment, it has reduced costs to align expenses with its online and wholesale sales channels. This includes temporarily furloughing all of its store related employees, and moving substantially all non-essential remaining employees to a four-day work week. In addition, management and members of the Board have agreed to reduced compensation during this crisis. These measures, among others, are intended to better align the Company’s cost structure with its current sales and help preserve its financial position.

“Prior to COVID-19, our path to profitability was predicated on making the business more effective, expanding our product portfolio and optimizing our sales channels. The crisis has accelerated the actions required to ensure the long-term relevance of our brand, which continues to resonate with consumers across North America. We ended the fiscal year with a solid financial position, and we have taken decisive action to align our operations with our growing online and wholesale channels. In adapting our business strategy to this new reality, we expect to emerge from this crisis as a leaner and more effective company, able to seize opportunity from a landscape ready for health and wellness tea” added Frank Zitella, COO and CFO.

“Our online sales have grown significantly in recent weeks as a growing number of our customers have transitioned from stores to our website. This could represent a turning point for DAVIDsTEA and significantly accelerate the anticipated evolution towards online sales to drive long-term profitability and connect with a bigger audience than ever. As we grow our position as a leading provider of tea, we are also strengthening our commitment to offering a healthful alternative to other beverages through our exceptional blends, and our extensive range in herbal and wellness remedies” concluded Herschel Segal.

1

Financial Performance Update

The COVID-19 crisis and related events have resulted in management devoting significant time and attention to managing the business in this new, rapidly evolving environment. Consequently, DAVIDsTEA will avail itself of a 45-day blanket extension granted by the regulatory authorities in the United States and Canada and file its audited financial statements, management’s discussion and analysis and annual information form for the fiscal year ended February 1, 2020 (collectively, the “Fiscal Year 2019 Reports”), originally due by May 1, 2020, no later than June 15, 2020. The financial information contained in this section is preliminary and unaudited and thus still subject to change and is presented in Canadian dollars.

The Company is pre-releasing the following unaudited key metrics regarding its performance in the Fourth Quarter of Fiscal 2019 and full-year Fiscal 2019:

-	Fourth Quarter of Fiscal 2019: sales of $73.5 million, down 11.6% compared to the prior year.

-	E-commerce and wholesale revenues of $17.8 million for the quarter, representing 24.2% of total revenue for the quarter, increased 18.5% over the prior year quarter.

-	Full-year Fiscal 2019: sales of $196.5 million, down 7.7% compared to the prior year.

-	E-commerce and wholesale revenues of $42.2 million for the year, representing 21.5% of total revenue for Fiscal 2019, increased 20.9% over the prior year.

-	Cash position of $46.1 million as at February 1, 2020.

Sales during the first 11 weeks of Fiscal 2020, ended April 18, 2020, amounting to $28.9 million, were down 23% compared to the same period last year and were impacted by the closure of all retail locations as previously noted. More specifically, during this period, e-commerce sales increased by 127% compared to the same period last year, and wholesale sales increased 86% compared to the same period last year, as a result of being present in now over 2,500 retail locations across Canada, which remain open as essential businesses during the COVID-19 pandemic.

COVID-19 Impact

The Company continues to assess the impact the COVID-19 pandemic will have on its business and results of operations, including on its First Quarter and full-year Fiscal 2020 results, but we anticipate that the impact will be significant. Although we continue to offer our products directly to consumers through our online store and in supermarkets and drugstores across Canada, there is no assurance that customers will purchase our products at previous volumes through these alternative channels or that the increase in our e-commerce sales will continue. The ultimate  impact of COVID-19 on the Company’s business and results of operations is unknown at this time and is largely dependent upon future developments that are out of the Company’s control, including but not limited to the duration and spread of COVID-19, the impact on local and global economies, changes in customer demand, the duration of current mitigation strategies and/or the implementation of additional mitigation strategies by public authorities at the local, state, provincial and federal levels in the U.S. and Canada, as well as restrictions on the activities of our European based suppliers and on the shipment of goods.

2

Nasdaq Global Market Non-Compliance with Minimum Bid Price Requirement Notice

On April 21, 2020, the Company was notified by Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1). The notification has no immediate effect on the listing of the Company’s common stock on Nasdaq and the Company has until December 28, 2020 to regain compliance. The failure to regain compliance prior to December 28, 2020 may result in the Company’s common stock being delisted from Nasdaq.

Board Composition

On February 11, 2020, the Company was notified by Ludwig Max Fischer of his intention to not stand for re-election at the Company’s 2020 annual meeting of shareholders.  The Board of Directors and management would like to thank Mr. Fischer for his valued contribution and wish him well in his future endeavors.

Extension for Filing Fiscal Year 2019 Reports

In connection with the 45-day extension referred to above, the Company confirms that its management and other insiders are subject to an insider trading black-out policy that reflects the principles in section 9 of Canadian National Policy 11-207 Failure-to-File Cease Trade Orders and Revocations in Multiple Jurisdictions. As noted above, the Company expects to file the Fiscal Year 2019 Reports by June 15, 2020. The Company confirms that material business developments since November 2, 2019, being the date of the last interim financial statements filed by the Company, are as set out above and in the Company’s material change report filed on SEDAR on March 24, 2020, relating to the closing by the Company of its stores in North America, effective immediately and until further notice, in response to the continued spread of COVID-19.

Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our ability to regain and maintain compliance with the Nasdaq Listing Rules, the COVID-19 pandemic, our results of operations, financial condition, liquidity, prospects and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factor set forth in our Form 8-K filed with the SEC today and the factors set forth in our Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC on May 2, 2019.

3

These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially-available relevant information. In light of these risks, uncertainties and assumptions, investors are cautioned not to unduly rely upon these statements.

Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at davidstea.com. A selection of DAVIDsTEA products is also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

4